As filed with the Securities and Exchange Commission on July 31, 2018

Registration No. 333-223804

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 5
TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wah Fu Education Group Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

British Virgin Islands	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 505 Building No.40, No.1 Disheng North Street

Economic and Technological Development Zone

Beijing, China 100176
Tel: +86 10 57925024
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave

Suite 204

Newark, DE 19711
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300	Fang Liu, Esq. Mei & Mark LLP 818 18th Street NW, Suite 410 Washington, DC 20006 (202) 567-6417

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company.     ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee (5)

Ordinary shares, par value $0.01 per share(2)	2,000,000	$5.00	$10,000,000	$1,245.00
Warrants to purchase ordinary shares issuable to underwriter(3)(4)	100,000	-	-	-
Ordinary shares, par value $0.01 per share, issuable upon exercise of underwriter warrants(2)	100,000	$6.25	$625,000	$77.82
Total	2,100,000		$10,625,000	$1,322.82

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	The Registrant will issue to the Underwriter warrants to purchase a number of ordinary shares equal to an aggregate of 5 percent (5%) of the ordinary shares sold in the offering. The exercise price of the underwriter warrants is equal to 125% of the offering price of the ordinary shares offered hereby. Assuming a maximum offering amount and an exercise price of $6.25 per share, we would receive, in the aggregate, $625,000 upon exercise of the underwriter warrants. The ordinary shares underlying the underwriter warrants are exercisable within three years after the effective date of the registration statement, commencing 180 days from the effective date of the registration statement at any time, and from time to time, in whole or in part.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 5 to Registration Statement on Form F-1 (File No. 333-223804) (the “Registration Statement”) is to file Exhibit 23.1 to the Registration Statement. No other changes have been made to the Registration Statement or the preliminary prospectus forming part thereof. Accordingly, Parts I and Part II (other than Item 8(a)) of the Registration Statement have been omitted from this Amendment No. 5 to the Registration Statement and the preliminary prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)       Exhibits

See Exhibit Index beginning on page II-2 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

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EXHIBIT INDEX

Exhibit number	Description of document

1.1*	Form of Underwriting Agreement
3.1*	Memorandum of Association of the Registrant
3.2*	Articles of Association of the Registrant
3.3*	Amended and Restated Memorandum of Association of the Registrant
4.1*	Form of Underwriter’s Warrant
5.1*	Opinion of Maples and Calder regarding the validity of ordinary shares being registered.
5.2*	Opinion of Jintian & Gongcheng Law Officers regarding PRC legal matters.
8.1*	Opinion of Maples and Calder regarding certain British Virgin Islands tax matters
10.1*	Exclusive Business Cooperation Agreement, dated August 16, 2017, by and between Beijing Huaxia Dadi Distance Learning Services Co., Ltd. and Beijing Huaxia Dadi Digital Information Technology Co., Ltd.
10.2*	Exclusive Option Agreement, dated August 16, 2017, by and among Beijing Huaxia Dadi Distance Learning Services Co., Ltd., Yang Yu, Xinghui Yang and Beijing Huaxia Dadi Digital Information Technology Co., Ltd.
10.3*	Equity Interest Pledge Agreement, dated August 18, 2017, by and among Beijing Huaxia Dadi Distance Learning Services Co., Ltd., Yang Yu, Xinghui Yang and Beijing Huaxia Dadi Digital Information Technology Co., Ltd.
10.4*	Form of Power of Attorney
10.5*	English Translation of Property Lease Agreement, dated June 1, 2016, by and between Beijing Huaxia Dadi Distance Learning Services Co., Ltd. and Beijing Jinkai Gongda Investment Management Co., Ltd.
10.6*	English Translation of Technology Development Agreement, dated July 12, 2016, by and between Beijing Huaxia Dadi Distance Learning Services Co., Ltd. and World Publishing (Shanghai) Co., Ltd.
10.7*	English Translation of Technical Operation and Platform Maintenance Service Agreement, dated June 19, 2017, by and between Beijing Huaxia Dadi Digital Information Technology Co., Ltd. and World Publishing (Shanghai) Co., Ltd.
10.8*	English Translations of Cooperation Agreement, dated as of May 14, 2013, by and between Beijing Huaxia Dadi Distance Learning Services Co., Ltd. and Jiangxi Normal University.
10.9*	English Translation of Cooperation Agreement, dated as of September 1, 2014, by and between Beijing Huaxia Dadi Distance Learning Services Co., Ltd. and Hunan Agricultural University.
10.10*	English Translation of Operation and Maintenance Services Agreement, dated December 9, 2016, by and between Beijing Huaxia Dadi Distance Learning Services Co., Ltd. and Training Center of the State Intellectual Property Bureau.
10.11*	Form of Escrow Agreement.
10.12*	Form of Subscription Agreement.
10.13*	English Translations of Platform and Online Course Development, dated April 24, 2017, by and between Beijing Huaxia Dadi Digital Information Co., Ltd. and Zhengqing Heya Education Technology (Beijing) Co., Ltd.
10.14*	English Translations of Online Course Resource Purchase Contract, dated December 19, 2017, by and between Beijing Huaxia Dadi Distance Learning Services Co., Ltd. and Higher Education Press Co., Ltd.
10.15*	English Translation of Technology Development Agreement, dated June 19, 2017, by and between Beijing Huaxia Dadi Distance Learning Services Co., Ltd. and World Publishing (Shanghai) Co., Ltd.
21.1*	List of Subsidiaries of the Registrant
23.1**	Consent of Friedman LLP
23.2*	Consent of Maples and Calder (included in Exhibits 5.1 and 8.1)
23.3*	Consent of Jintian & Gongcheng Law Offices (included in Exhibit 5.2)
23.4*	Consent of China Research and Intelligence Co., Ltd.
99.1*	Consent of Defang Li
99.2*	Consent of Don Yik C Chan
99.3*	Consent of Rong Zhang
99.4*	Request for Waiver from Requirements of Form 20-F, Item 8.A.4.

*	Previously filed

**	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on July 31, 2018.

Wah Fu Education Group Limited

By:	/s/ Xinghui Yang
	Name:	Xinghui Yang
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xinghui Yang	Director and Chief Executive Officer	July 31, 2018
Xinghui Yang	(Principal Executive Officer)

/s/ Gang Yao	Chief Financial Officer	July 31, 2018
Gang Yao	(Principal Financial and Accounting Officer)

/s/ Yang Yu	Chairman of the Board of Directors	July 31, 2018
Yang Yu

/s/ Defang Li	Director	July 31, 2018
Defang Li

/s/ Yik C Chan	Director	July 31, 2018
Yik C Chan

/s/ Rong Zhang	Director	July 31, 2018
Rong Zhang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Puglisi & Associates has signed this registration statement or amendment thereto in the City of Newark, State of Delaware, on July 31, 2018.

Authorized U.S. Representative

By:	/s/ Donald Puglisi
	Name:	Donald Puglisi
	Title:	Managing Director

 II-3